EXHIBIT 99

News Release	1100 Brashear Ave., Suite 200 Morgan City, Louisiana 70380 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Lew Derbes (985) 702-0195 LJDerbes@ConradIndustries.com

Conrad Industries Reports Second Quarter 2004 Results

Morgan City, Louisiana (August 4, 2004) -- Conrad Industries, Inc. (Nasdaq: CNRD) reported a net loss of $576,000 and loss per diluted share of $0.08 for the three months ended June 30, 2004 compared to a net loss of $726,000 and loss per diluted share of $0.10 for the second quarter of 2003. The loss for the six months ended June 30, 2004 was $708,000 and the loss per diluted share was $0.10 compared to a net loss of $1.0 million and loss per diluted share of $0.14 for the first six months of 2003.

Revenues for the three months ended June 30, 2004 were $9.0 million compared to $9.3 million for the second quarter of 2003. Revenues for the six months ended June 30, 2004 were $20.7 million compared to $19.8 million for the same period of the prior year. The Company's backlog was $31.4 million at June 30, 2004, as compared to $43.6 million at December 31, 2003, and $34.8 million at June 30, 2003.

The Company recorded gross profit of $354,000 (3.9% of revenue) for the three months ended June 30, 2004 as compared to a gross loss of $67,000 (-0.7% of revenue) for the second quarter of 2003. Gross profit was $1.4 million (6.6% of revenue) for the six months ended June 30, 2004, as compared to gross profit of $748,000 (3.8% of revenue) for the first six months of 2003.

Vessel construction segment revenue for the current quarter decreased 22.7% and 10.7% as compared to vessel construction revenue for the first quarter of 2004 and second quarter of 2003, respectively. Vessel construction segment revenue for the first six months of 2004 remained essentially flat compared to the same period of the prior year. Vessel construction hours for the second quarter of 2004 decreased 7.3% compared to the same period in 2003 while remaining essentially flat for the first six months of 2004 compared to the same year earlier period. The decrease in revenue in the current quarter is primarily a result of the overall decrease in production hours primarily associated with the timing of the execution of our new construction backlog.

Johnny Conrad, Conrad's President and CEO commented, "Vessel construction gross profit continues to be depressed primarily as a result of (1) the lack of production hours associated with less demand for commercial vessel construction jobs, (2) continuing delays in transitioning from design to production on a major project for four vessels in our backlog and the corresponding lack of overhead absorption, and (3) the continued upward pressures on the price of steel. As a result of these factors, in the second quarter of 2004, we recorded charges on two vessel construction projects totaling approximately $260,000. The delay in design approval on the four vessel project, which we believe was caused primarily by the customer, caused our overhead rates to rise because we could not take on additional work while we waited for the notice to proceed from the customer. In addition, these customer-induced delays caused us to incur additional costs to purchase steel and other material for this project as a result of the surging prices of steel and other price increases. We are engaged in discussions with this customer for recovery of these additional costs and are hopeful that we will be able to reach a favorable resolution to these matters. In addition, we continue to actively pursue all types of vessel construction projects to add to our backlog in order to alleviate some of the upward pressure on our overhead rates.

We have experienced an increase in bid activity during 2004 in the vessel construction segment of our business; however, the environment remains extremely competitive. In addition, we believe that the increasing steel prices may also be causing customers to defer projects. In late July, we were awarded a contract for a 144-foot towboat for approximately $8.9 million by the U.S. Army Corps of Engineers. After an extended design phase, production is scheduled to begin in the first half of 2005."

Repair segment revenue for the current quarter increased 13.0% as compared to repair segment revenue for second quarter of 2003 while repair segment gross profit increased 821.4% compared to the same quarter of the prior year. Repair segment revenue increased 14.1% while repair segment gross profit increased 100.6% for the first six months of 2004 when compared to the same period of last year. Repair hours for the second quarter of 2004 decreased 10.7% compared to the same period in 2003 while increasing 7.6% for the first six months of 2004 compared to the same year earlier periods.

Mr. Conrad added, "Repair and conversion gross profit for the current year periods improved primarily as a result of the overhead absorption benefits associated with a single, large, low margin fixed price repair job, as well as the disruptive impact in early 2003 associated with the transition and relocation of our core repair and conversion operations to Conrad Deepwater. The repair segment continues to be difficult due to the continued decreased activity in the offshore oil and gas markets and there continues to be little to no visibility at this time into the repair market."

Management of the Company will host a conference call on Thursday, August 5, 2004 at 9:30 a.m. CDT, to discuss the Company's financial results for the quarter ended June 30, 2004. The call is accessible to the public by telephone. Dial (866) 244-4518 approximately 10 minutes before the call. The reference identification for the conference call is 523025 or "Conrad Conference". A replay of the call will be available through Thursday, August 12, 2004, and may be accessed by dialing (888) 266-2081 PIN 523025.

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore supply vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad's reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.'s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Conrad Industries, Inc.
Selected Balance Sheet Information	June 30,	December 31,
(In thousands)	2004	2003

Cash	$ 6,090	$ 4,412
Working capital	$ 4,065	$ 5,024
Property, plant & equipment, net	$ 33,880	$ 34,156
Total assets	$ 54,473	$ 53,916
Long term debt, including current
portion	$ 15,512	$ 16,506
Shareholders' equity	$ 24,684	$ 25,392

Conrad Industries, Inc. Summary Results of Operations
(In thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,

Statement of Operations Data:	2004	2003	2004	2003
Revenue:
Vessel construction	$ 5,778	$ 6,472	$ 13,254	$ 13,272
Repair and conversions	3,238	2,866	7,465	6,540
Total revenue	9,016	9,338	20,719	19,812
Cost of revenue:
Vessel construction	5,929	6,469	12,930	13,043
Repair and conversions	2,733	2,936	6,424	6,021
Total cost of revenue	8,662	9,405	19,354	19,064
Gross (loss) profit:
Vessel construction	(151)	3	324	229
Repair and conversions	505	(70)	1,041	519
Total gross (loss) profit	354	(67)	1,365	748
S G & A expenses	1,134	944	2,281	2,187
(Loss) income from operations	(780)	(1,011)	(916)	(1,439)
Interest Expense	134	107	262	173
Other expenses (income), net	(21)	(8)	(78)	(12)
(Loss) income before income taxes	(893)	(1,110)	(1,100)	(1,600)
(Benefit) provision for income taxes	(317)	(384)	(392)	(553)
Net (loss) income	$ (576)	$ (726)	$ (708)	$ (1,047)

Basic and diluted (loss) income per share:	$ (0.08)	$ (0.10)	$ (0.10)	$ (0.14)

Weighted average common shares outstanding:
Basic and diluted	7,236	7,233	7,236	7,233

EBITDA (1)	$ (137)	$ (440)	$ 397	$ (367)
EBITDA as a percent of revenue	-1.5%	-4.7%	1.9%	-1.9%

Net cash (used in) provided by operating activities	$ (408)	$ 514	$ 2,360	$ 748
Net cash provided by (used in) investing activities	$ 115	$ (862)	$ (51)	$ (2,565)
Net cash (used in) provided by financing activities	$ (561)	$ (495)	$ (631)	$ 384

Operating data: Production labor hours	112	123	265	255

Depreciation & Amortization:
Vessel construction	$ 259	$ 222	$ 510	$ 443
Repair and conversions	271	244	541	422
Included in SG&A	92	97	184	195
Total depreciation & amortization	$ 622	$ 563	$ 1,235	$ 1,060

(1)	Represents earnings before deduction of interest, taxes, depreciation and amortization. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. We have included information concerning EBITDA as supplemental disclosure because management believes that EBITDA provides meaningful information regarding a company's historical ability to incur and service debt. EBITDA as defined and measured by us may not be comparable to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of our profitability or liquidity.

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to EBITDA for the periods presented (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003

Net cash (used in) provided by operating activities	$(408)	$ 514	$ 2,360	$ 748
Interest expense	134	107	262	173
Benefit for income taxes	(317)	(384)	(392)	(553)
Deferred income tax benefit	452	29	439	67
Gain on sale of assets	18	-	69	-
Changes in operating assets and liabilities	(16)	(706)	(2,341)	(802)
EBITDA	$(137)	$(440)	$ 397	$(367)